Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 83 to Registration Statement No. 2-47015 of BlackRock Liquidity Funds (the “Funds”) on Form N-1A of our reports dated December 27, 2006 appearing in the Funds’ Annual Report to Shareholders for the year ended October 31, 2006, appearing in the Funds’ Annual Report to Shareholders of Fed Fund Cash Reserve Shares for the year ended October 31, 2006, and appearing in the Funds’ Annual Report to Shareholders of Bear Stearns Shares, Bear Stearns Private Client Shares, Bear Stearns Premier Shares, and Bear Stearns Premier Choice Shares for the year ended October 31, 2006, in the corresponding Statements of Additional Information which are part of such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses which are also a part of such Registration Statement, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Statements of Additional Information.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 21, 2007